UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 13, 2013

MACATAWA BANK CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of Incorporation)	000-25927 (Commission File Number)	38-3391345 (I.R.S. Employer Identification No.)

10753 Macatawa Drive, Holland, Michigan (Address of principal executive offices)	49424 (Zip Code)

(616) 820-1444
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last year)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.02 Termination of a Material Definitive Agreement

The Company had outstanding $1,650,000 aggregate principal amount of its 11% subordinated notes due 2017 (the "Notes"). The Company's annual interest expense on the Notes at their 11% annual interest rate was $181,500. On August 7, 2013, the Company notified the holders of the Notes that all of the Notes are called for prepayment in full as of a prepayment date of August 13, 2013. The Notes are deemed prepaid and redeemed as of the prepayment date. The aggregate prepayment amount was the principal amount of $1,650,000 plus interest accrued through the prepayment date.

Item 8.01 Other Events.

Rescission of Board Resolution

As previously disclosed, in connection with the October 26, 2012 termination of Macatawa Bank Corporation's (the "Company") Written Agreement with the Federal Reserve Bank of Chicago (the "FRB"), the Board of Directors of the Company adopted a resolution (the "Board Resolution") requiring the Company to obtain written approval from the FRB before declaring or paying any dividends, increasing holding company debt or redeeming any capital stock. By letter dated August 1, 2013, the FRB advised the Company that, based on the overall satisfactory condition of the organization, the FRB poses no objection should the Board of Directors choose to rescind the Board Resolution. The Company's Board of Directors has rescinded the Board Resolution.

Trust Preferred Securities

The Company has outstanding $40,000,000 aggregate liquidation amount of pooled trust preferred securities ("TRUPs") issued through its wholly-owned subsidiary grantor trusts, Macatawa Statutory Trust I (issued $20,000,000 aggregate liquidation amount with a floating interest rate of three-month LIBOR plus 3.05%) and Macatawa Statutory Trust II (issued $20,000,000 aggregate liquidation amount with a floating interest rate of three-month LIBOR plus 2.75%). In December 2009, the Company exercised its right to defer interest payments on the TRUPs for 20 consecutive quarters or until such earlier time as is determined by further action of the Board of Directors. Through June 30, 2013, the Company has deferred interest payments on the TRUPs for 15 quarters. The Company has continued to accrue interest during the deferral period and at June 30, 2013 total unpaid interest accrued on the TRUPs was $5,398,500. Interest on unpaid interest is required to be accrued and compounded quarterly at the stated interest rate. As of June 30, 2013, interest expense on unpaid interest was accruing at an annualized cost of approximately $170,000 per year. Upon termination of the deferral, all accrued and unpaid interest is due and payable.

The Company intends to discontinue the deferral and resume regular quarterly interest payments on the TRUPs beginning with the next regularly scheduled interest payment dates and pay all accrued and unpaid interest that becomes due and payable upon the discontinuance of the deferral. For Macatawa Statutory Trust I, the next regularly scheduled interest payment date is

September 30, 2013. For Macatawa Statutory Trust II, the next regularly scheduled interest payment date is October 7, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 13, 2013	MACATAWA BANK CORPORATION

	By	/s/ Jon W. Swets
Jon W. Swets Chief Financial Officer